EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Sirna Therapeutics, Inc. for the registration of common stock, preferred stock, depositary shares, debt securities or warrants in one or more offerings up to an aggregate dollar amount of $75,000,000 and to the incorporation by reference therein of our report dated February 14, 2005, with respect to the consolidated financial statements of Sirna Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Ernst & Young LLP
Denver, Colorado
November 18, 2005